Exhibit 10.12

REINSURANCE AGREEMENT

effective as of January 1, 2010 by

and between

SECURITY NATIONAL LIFE INSURANCE COMPANY,

AMERICAN LIFE AND SECURITY CORPORATION

TABLE OF CONTENTS

	ARTICLES

I.	GENERAL PROVISIONS	1

II.	DURATION OF RISK	3

III.	PREMIUMS AND CONSIDERATIONS	4

IV.	BENEFIT PAYMENTS	5

V.	ACCOUNTING AND SETTLEMENTS	5

VI.	ARBITRATION	6

VII.	INSOLVENCY	7

VIII.	DAC TAX PROVISION	7

IX.	MISCELLANEOUS PROVISIONS	8

X.	EXECUTION AND EFFECTIVE DATE	9

	SCHEDULES

A.	POLICIES AND RISKS REINSURED	11

B.	REINSURANCE PREMIUMS	12

C.	COMMISSION AND EXPENSE ALLOWANCE	13

	EXHIBITS

1.	CUSTODIAL AGREEMENT

REINSURANCE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on the                          day of May, 2010 (the “Signature Date”), with an effective date at 12:01 a.m. on the 1st day of January, 2010 (the “Effective Date”), by and between SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah domiciled insurance company (hereinafter referred to as the “Company”), AMERICAN LIFE AND SECURITY CORPORATION, a Nebraska domiciled insurance company (hereinafter referred to as the “Reinsurer”).

The Company and the Reinsurer agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement between the Company and the Reinsurer and performance of the obligations of each party under this Agreement shall be rendered solely to the other party.

ARTICLE I

GENERAL PROVISIONS

I.       Contracts and Risks Reinsured. The Reinsurer agrees to indemnify and the Company agrees to transfer risk to the Reinsurer, according to the terms and conditions hereof, the risks described in Schedule A hereto, which are in force on the Effective Date of this Agreement; subject, however, to the same rights, offsets, counterclaims, crossclaims and defenses as are available to the Company. No such offsets, counterclaims, crossclaims or defenses are waived but the same are expressly preserved, and Reinsurer is and shall be fully subrogated thereto, either in its own name or in the name of the Company, and whether the name be now known to exist or may hereafter be discovered.

2.       Coverages and Exclusions. Only risks under the life insurance and annuity policies referred to in Schedule A, are reinsured under this Agreement. New policies issued by the Company after the Effective Date of this Agreement will not be reinsured under the terms of this Agreement.

3.       Plan of Reinsurance. This indemnity reinsurance shall be on the coinsurance plan. The Company and the Reinsurer shall establish, maintain, and place all assets held in relation to the reserves in a custodial account in accordance with the terms of a certain Custodial Agreement (the “Custodial Agreement”), a copy of which is attached hereto as Exhibit 1 and by this reference is made a part hereof. The assets are to be accounted for using statutory accounting principles of the state of domicile of the Company. On the Effective Date of this Agreement, the book value of the assets transferred to the Reinsurer pursuant to the Custodial Agreement shall be equal to the amount of reserves transferred thereunto.

4.       Reserves. The expression net reserves, prior to the application of this treaty, whenever used, shall mean the statutory reserves, net of existing reinsurance ceded under all treaties in effect excluding this treaty, which would have been or should have been reported by the Company on its NAIC Convention Blank as of December 31, 2009, with respect to the policies reinsured hereunder, as if this treaty were not in effect.

The expression net due and deferred premiums, prior to the application of this treaty, shall mean the due and deferred premiums, net of existing reinsurance ceded under all treaties in effect excluding this treaty, which would have been held by the Company on its NAIC Convention Blank as of December 31,2009, with respect to the policies reinsured hereunder as if this treaty were not in effect.

The expression net policy loans, prior to the application of this treaty, shall mean the policy loans, net of existing reinsurance ceded under all treaties in effect excluding this treaty, which would have been reported by the Company on its NAIC Convention Blank as of December 31, 2009, with respect to the policies reinsured hereunder as if this treaty were not in effect.

The expression advance premiums, prior to the application of this treaty, shall mean the advance premiums, net of existing reinsurance ceded under all treaties in effect excluding this treaty, which would have been reported by the Company on its NAIC Convention Blank as of December 31, 2009, with respect to the policies reinsured hereunder as if this treaty were not in effect.

5.       Commission and Expense Allowance. There is to be a commission and expense allowance equal to actual premium taxes paid and other administrative expenses, in accordance with Schedule C. It is expressly understood that the premium taxes associated with the policies listed in Schedule A will be paid by the Reinsurer.

6.       Extracontractual Damages. In no event shall the Reinsurer indemnify nor be liable for m1y extracontractual damages or liability of any kind whatsoever resulting from the Company’s negligent, reckless or intentional wrongs, fraud, oppression, bad faith or strict liability. The Reinsurer shall indemnify the Compru1y for any extracontractual damages or liability of any kind whatsoever resulting from, but not limited to, the Reinsurer’s or its agents’ negligent, reckless or intentional wrong, fraud, oppression, bad faith or strict liability. Examples of liabilities that would be considered extracontractual include, but are not limited to, the following: actual damages, compensatory damages, damages for emotional distress, and punitive or exemplary damages.

7.       Contract Administration. The Company shall administer the contracts reinsured hereunder and shall perform all accounting, collection and all other administrative functions for the annual fee of fourteen thousand dollars ($14,000) to be paid by the Reinsurer in equal quarterly installments.

8.        Inspection.      At any reasonable time, the Reinsurer may inspect, during normal business hours, at the principal office of the Company or at such other place as determined by the Reinsurer, the papers andru1y and all other books or documents of the Compru1y relating to reinsurance under this Agreement. At any reasonable time, the Company may inspect, during normal business hours, at the principal office of the Reinsurer or at such other place as determined by the Reinsurer, the papers and any and all other books or documents of the Reinsurer relating to reinsurance under this Agreement. Neither the Company nor the Reinsurer will use any information obtained through any inspection pursum1t to this section for purposes not relating to reinsurance under this Agreement.

9.       Condition.    The reinsurance hereunder is subject to the same limitations and conditions as the contracts written by the Company that are reinsured hereunder, except as otherwise provided in this Agreement.

10.       Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding and oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.

11.       Age Adjustment. If the Company’s liability under any of the contracts reinsured under this Agreement is changed because of a misstatement of age, the Reinsurer will share in the change proportionately to the amount reinsured hereunder, and the Company and the Reinsurer will make any and all proportional adjustments thereunto.

12.       Reinstatements. If a contract reinsured hereunder that was reduced, terminated, or lapsed, and is subsequently reinstated, the reinsurance for such contract under this Agreement will be reinstated automatically to the amount that would be in force if the contract had not been reduced, terminated, or lapsed. The Company will pay to the Reinsurer the Reinsurer’s proportionate share of all amounts collected from, or charged to, the insured.

13.       Amendments. This Agreement shall be amended only by written agreement of the parties, subject to prior approval of necessary insurance departments, which approval shall not be unreasonably withheld.

14.       Policies, Contracts. The words policy or policies, and contract or contracts as used herein shall have the same meaning. The Company hereby warrants and represents that the contracts reinsured hereunder comply with all applicable laws and regulations, including federal income tax regulations, and have so complied since the elate of issuance.

15.       Reinsurance With Other Companies. Existing reinsurance with other insurance companies on the policies specified in Schedule A shall be retained by the Company, except as agreed upon in writing by Reinsurer and Company. Any amounts paid to other reinsurance companies shall be fully reimbursed by the Reinsurer. Any amounts received by the Company from other insurance companies will be paid to the Reinsurer.

ARTICLE II

DURATION OF RISK

1.       Duration. The initial term of this Agreement shall be for a period of one (1) year from the Effective Date of this Agreement. Subsequent to the one (1) year term, this Agreement shall be automatically renewed unless the Reinsurer notifies the Company of its intention not to renew in writing, no less than one hundred eighty (180) clays prior to the expiration of the then current agreement. Each automatic renewal period of this Agreement shall be for a term of one (1) year.

2.       Reinsurer’s Liability. The liability of the Reinsurer with respect to any contract reinsured hereunder will begin simultaneously with that of the Company, but not prior to the Effective Date of this Agreement. The Reinsurer’s liability with respect to any contract reinsured hereunder will terminate with that of the Company on the date the Company’s liability on such contract is terminated.

3.       Recapture. Except as otherwise provided herein, contracts reinsured under this Agreement are not eligible for recapture.

4.       Contract Changes. The Company will not make any contract changes in any policies reinsured hereunder except as required by law or as mutually agreed to by the Company and the Reinsurer.

ARTICLE III

PREMIUM AND CONSIDERATIONS

1.       Net Reserves. On the Signature Date of this Agreement, the Company agrees to pay the Reinsurer pursuant to the terms of the Custodial Agreement as a reserve transfer an amount equal to the adjusted net reserves, on the Effective Date of this Agreement with respect to the liabilities reinsured as of such date and described in Schedule A, less the amount of the Ceding Allowance, as defined below, which the Company shall retain as its Ceding Allowance. Adjusted net reserves are calculated as net reserves, prior to the application of this treaty, minus net due and deferred premiums, prior to the application of this treaty, minus net policy loans, prior to the application of this treaty, plus advance premiums, prior to the application of this treaty. The parties expressly agree that the Company’s assets to be transferred to the Reinsurer pursuant to the terms of this Agreement shall be cash.

2.       Ceding Allowance. On the Signature Date of this Agreement, the Reinsurer agrees to pay the Company a ceding allowance equal to Three Hundred and Seventy-five Thousand dollars ($375,000), which shall be paid to the Company by means of the Company retaining said an1ount from the reserves transferred to Reinsurer as set forth in Article III, paragraph 1.

3.       Reinsurance Premiums. The Company agrees to pay the Reinsurer reinsurance premiums in accordance with Schedule B. For each contract, the amount of reinsurance premium will be the amount which corresponds to the portion of the contract reinsured. The Company and its Shareholders hereby make representations and warrants that they will make all reasonable efforts to keep the reinsured business in force.

4.        Control Over Assets Upon payment to Reinsurer of the reserve transfer set forth in Article III, paragraph 1, the Reinsurer shall have control over the transferred assets, subject only to the terms of the Custodial Agreement and the regulatory requirements and approvals contained therein. The Reinsurer shall be vested with full power and authority to direct the trustee of the Custodial Agreement to sell, trade, liquidate, exchange, reinvest, and otherwise dispose of and deal with the transferred assets, as it determines in its sole discretion, subject to the insurance laws of the State of Nebraska and the prior approval of the necessary insurance departments, which approval shall not be unreasonably withheld. However, the Reinsurer shall not be required to obtain such prior approval of the insurance department if such trade or exchange of any transferred assets is in connection with a transaction to replace such assets with assets having approximate equal value on the Reinsurer’s financial statements.

ARTICLE IV

BENEFIT PAYMENTS

1.       Notice. The Reinsurer will notify the Company promptly after receipt of any information as to a claim on a policy to the extent reinsured hereunder. The reinsurance claim form and any copies of notifications, claim papers and proofs will be furnished to the Company as soon as possible.

2.       Liability and Payment. The Company will accept the decision of the Reinsurer on payment of a claim or surrender on a policy reinsured hereunder. The Reinsurer agrees to utilize to the extent possible the claims practices of the Company. The Reinsurer will pay its proportionate share of such claim based upon the form of claim settlement determined. These amounts shall be paid within 15 business days after the end of each calendar month. In no instance shall anyone other than the Company or the Reinsurer have any rights under this Agreement, and the Company shall be and remain solely liable to any insured, policyowner, or beneficiary under any policy reinsured hereunder, unless said liability is caused by the actions of the Reinsurer, and in that instance, Reinsurer will be liable and defend any litigation at its own cost.

3.       Contract Claims. The Company will not contest, compromise or litigate a claim involving a policy reinsured hereunder without the prior express written approval of the Reinsurer. The Reinsurer will pay to the Company any litigation and investigative expenses incurred on contested claims. Any expenses will be paid on a monthly basis as described in Article V.

ARTICLE V

ACCOUNTING AND SETTLEMENT

1.       Agreement Accounting Period. This Agreement shall be on a quarterly accounting period for all accounting settlements.

2.       Quarterly Accounting Reports. Accounting reports shall be submitted to the Reinsurer by the Compru1y and by the Reinsurer to the Company, not later than 20 calendar days after the end of each calendar quarter. Such reports shall include information on the amount of reinsurance premiums, policy loans and policy loan interest, the commission and expense allowance, claims, and reserves on the contracts reinsured for the preceding calendar quarter.

3.       Quarterly Accounting Period. The quarterly accounting shall be on a calendar-quarter basis, except that the initial quarterly accounting period shall run from the Effective Date of this Agreement, after the initial accounting has occurred, through the last day of the calendar quarter in which the Signature Date of this Agreement falls. The final quarterly accom1ting period shall run from the end of the preceding calendar quarter until the termination of this Agreement, but prior to actual termination of this Agreement.

4.       Quarterly Settlements. Within 20 calendar days after the end of each calendar quarter, the Company will pay the Reinsurer the sum of: (i) the reinsurance premiums for the preceding quarter, determined in accordance with Article III, plus (ii) the policy loan repayments and policy loan interest paid in the preceding quarter, plus (iii) any amounts received from other reinsurance companies, less (iv) benefits, less (v) commission and expense allowance. The Quarterly Settlement Report is attached as Schedule D. Nothing in this paragraph shall contradict Schedule D.

5.       Amounts Due Quarterly. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Company or the Reinsurer under this Agreement on a quarterly basis shall be determined on a net basis as of the last day of each calendar quarter and shall be due and payable as of such date.

6.       Estimations. If the amounts, as defined in Paragraph 4 above, cannot be determined at such dates as defined in Paragraph 5 above, on m1 exact basis, such payments will be paid in accordance with a mutually agreeable formula which will approximate the actual payments.

7.       Delayed Payments. For purposes of Paragraph 5 above, if there is a delayed settlement of a payment due, there will be an interest penalty at an interest rate equal to one-half of one percent (.5%) per month, for the period that the amount is overdue.  For purposes of this paragraph, a payment shall be considered delayed 30 days after the date such payment is due.

8.       Offset of Payments. Alimonies due to either the Company or the Reinsurer under this Agreement may be offset against each other, dollar for dollar, in accordm1ce with Utah law.

9.       Accounting Reports. Annual reports shall be submitted to the Company by the Reinsurer not later than 45 calendar days after the end of each calendar year. Such reports shall include information for the analysis of increase in reserves and the exhibit of life insurance of the NAIC Convention Blank based on the contracts reinsured hereunder. Quarterly accounting reports shall be submitted to the Reinsurer by the Company not later than 20 calendar days after the end of each calendar quarter and shall include information for pages 2, 3, 4, and 5 of the NAIC Quarterly Blank.

ARTICLE VI

ARBITRATION

1.       General. All disputes and differences between the Company and the Reinsurer on which an agreement cannot be reached will be decided by arbitration.  The arbitrators will regard this Agreement from the standpoint of practical business and equitable principles rather than that of strict law.

2.       Method. Three arbitrators will decide any differences.  They must be officers of life insurance companies other than the two parties to this Agreement or any Company owned by, or affiliated with, either party. One of the arbitrators is to be appointed by the Reinsurer, another by the Company, and they shall select a third before arbitration begins. Should one of the two parties decline to appoint an arbitrator or should the two arbitrators not be able to agree upon the choice of a third arbitrator, the appointment(s) shall be left to the President of the American Council of Life Insurance or its successors.  The arbitrators are not bound by any rules of evidence.  They shall decide by a minority of votes and their decision will be final and binding. The cost of arbitration, including the fees of the arbitrators, shall be shared equally by the parties unless the arbitrators decide otherwise.

ARTICLE VII

INSOLVENCY

I.       In the event of the Company’s insolvency, liquidation, entry into rehabilitation or bankruptcy, this Agreement will be deemed to convert to an assumption reinsurance agreement as of the day prior to such insolvency, liquidation, entry into rehabilitation, or bankruptcy, subject to m1y applicable state law and to prior approval of the Utah Insurm1ce Department, which approval shall not be unreasonably withheld. Following such conversion, the Reinsurer is hereby empowered without m1y need of action on the part of the Company, to take all other steps necessary for such conversion including the issuance of assumption certificates.  Notwithstanding the forgoing, the Reinsurer may elect not to have such automatic conversion occur. In the event the Reinsurer elects not to have such automatic conversion to assumption reinsurance, then the Reinsurer’s contractual liability on contracts reinsured hereunder shall continue to be determined by all the terms, conditions and limitations under this Agreement, subject to the receivership laws of the State of Utah, but the Reinsurer will make settlement (i) directly to the Compm1y’s liquidator, receiver or statutory successor, and (ii) without increase or diminution because of the Company’s insolvency.

In the event of the Reinsurer’s insolvency, liquidation, entry into rehabilitation or bm1kruptcy, the Company will have the right, but not the obligation, to recapture the policies and risks described in Schedule A. Unless the Company notifies the Reinsurer in writing prior to the date of insolvency, liquidation, entry into rehabilitation or bankruptcy of its intention not to recapture the policies and risks described in Schedule A, the recapture will occur automatically and is deemed to have occurred as of the day prior to such insolvency, liquidation, entry into rehabilitation, or bankruptcy.

ARTICLE VIII

DAC TAX PROVISION

1.       The Company and Reinsurer hereby agree to abide by Section 1.848-2(g)(8) of the Income Tax Regulations under Section 848 of the Internal Revenue Code of 1986, as amended. The terms used in this Article are defined by reference to Regulation 1.848-2. The term “net consideration” will refer to either net consideration as defined in Regulation Section 1.848-2(£) or gross amount of premium and other considerations as defined in Regulation Section 1.848-3(b), as appropriate.

2.       Each party shall attach a schedule to its federal income tax return that identifies the relevant reinsurance agreements for which the joint election under the Regulation has been made.

3.       The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for such Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to such Agreement without regard to the general deductions limitation of Section 848 (c)(1).

4.       Each party agrees to exchange information pertaining to the amount of net consideration under such Agreement each year to ensure consistency.

5.       This election shall be effective for the year that the Agreement was entered into and for all subsequent years that such Agreement remains in effect.

6.       The Reinsurer will submit to the Company by May 1 of each year its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Reinsurer stating that the Reinsurer will report such net consideration in its tax return for the preceding calendar year.

7.       The Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within 30 days of the Company’s receipt of the Reinsurer’s calculation. If the Company does not so notify the Reinsurer, the Reinsurer will report the net consideration as determined by the Reinsurer in the Reinsurer’s tax return for the previous calendar year.

8.       If the Company contests the Reinsurer’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Company submits its alternative calculation. If the Reinsurer and the Company reach agreement on the net amount of consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

ARTICLE IX

MISCELLANEOUS PROVISIONS

1.       All Schedules referred to in this Agreement are attached hereto and incorporated herein by reference.

2.       Neither this Agreement nor any reinsurance under this Agreement shall be sold, assigned or transferred by the Reinsurer without prior written consent of the Company and the prior approval of the necessary insurance departments, which approval shall not be unreasonably withheld. The provisions of this section are not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis.

3.       This Agreement, including any of the schedules and amendments, constitutes the entire agreement between the parties with respect to the business being reinsured hereunder, and there are no understandings between the parties other than as expressed in this Agreement. Any changes in this Agreement shall be null and void unless such changes are made by written amendment to this

Agreement, signed by both parties and subject to the prior approval of the necessary insurance departments, which approval shall not be unreasonably withheld.

4.       Any notice or notification required under this Agreement requires written notice or notification mailed or delivered to the Reinsurer at its administrative office in Lincoln, Nebraska, or to the Company at its home office in Salt Lake City, Utah.

5.       If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of the Agreement.

ARTICLE X

EXECUTION AND EFFECTIVE DATE

         This Agreement shall be effective on the Effective Date. In the event of a death or other occurrence giving rise to a claim under one of the policies, which death or occurrence occurred prior to the Effective Date, regardless of whether the death claim or occurrence is reported prior to or subsequent to the Effective Date, the Company shall be solely liable for the payment of any claim made on account of any such death or occurrence and Reinsurer shall pay to the Company the amount of the reserve of the policy with respect to which the claim is paid, to the extent that such reserve is reduced as a result of such payment.

[The rest of this page is left blank intentionally]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first above written.

“Company”

SECURITY NATIONAL LIFE INSURANCE COMPANY

By:	/S/ Scott M. Quist
Its: President

“Reinsurer”

AMERICAN LIFE AND SECURITY CORPORATION

By:	/S/ Mark Oliver
Its: President

SCHEDULE A

POLICIES AND RISKS REINSURED

The business reinsured under this Agreement is I 00% of the liabilities of the policies identified on an attached compact disk entitled, “American Life Reinsured Policies 01/01/2010.”

SCHEDULE B

REINSURANCE PREMIUMS

1.        Reinsurance Premiums. The Company shall pay the Reinsurer a reinsurance premium on all policies in effect from time to time under this Agreement in an amount equal to the gross premium earned by the Company corresponding to the amount and policies reinsured hereunder.

2.        Mode of Payment.  The Premium paid to the Reinsurer by the Company will be paid as collected by the Company.

SCHEDULE C

COMMISSIONS AND EXPENSE ALLOWANCE

1.  Commission Fee on Individual Life Insurance as a Percentage of Collected Premiums

Plan Description Commission Fee

Calculation of Commission Fee

	Premium		Reserve Amount
Total Collected Premium	$		$

Percentage Reinsured		$100%		$100%
Reinsured Collected Premium	$		$

Commission Fee Percentage		$0%		$0%

Commission Fee	$		$

2.           Monthly Commission and Expense Allowance.

A commission and expense allowance for any period the Company performs contract administration functions in an amount to be mutually agreed upon by the parties.

3.           Premium Taxes, including all other Licenses and Fees based on Premium.

The commission and expense allowance shall be equal to actual premium taxes and actual sales commissions paid.

4.           Other Administrative Expenses.

The Company shall administer the contracts reinsured hereunder and shall perform all accounting, collection and all other administrative functions for the annual fee of fourteen thousand dollars ($14,000) to be paid by the Reinsurer in equal quarterly installments.

SCHEDULED QUARTERLY

SETTLEMENT

FROM

SECURITY NATIONAL LIFE INSURANCE COMPANY

TO AMERICAN LIFE AND SECURITY CORPORATION

AND FROM

AMERICAN LIFE AND SECURITY CORPORATION

TO

SECURITY NATIONAL LIFE INSURANCE COMPANY

Reporting Quarter:                  /                  /

Date Report Completed:                  /                  /

1)                                  Direct Premiums

Less Reinsurance Premiums Paid

Net Premiums

2)                                    Policy Loans

Policy Loans Repaid

Policy Loan Interest Paid in Cash

Total

3)                                    Benefits

Surrenders

Deaths

Other

Less Reinsurance Recoveries

Total

4)                                  Commissions and Expense Allowance (Schedule C)

                                              Less Allowances on Reinsured Ceded

                                              Net Commission and Expense Allowance

5)                                  New Policy Loans Paid Out

                                              Net Due Equals (1) + (2) – (3) – (4) – (5)  =

SCHEDULED CONTINUED

Supplemental Information

Direct

Policy
	# of Policies	Reserves	Face Amount
Beg. of Period
+Additions
-Terminations
End of Period

Reinsurance Ceded

Policy
	# of Policies	Reserves	Face Amount
Beg. of Period
+Additions
-Terminations
End of Period

Direct
Deferred Premiums:
Due Premiums:
Advance Premiums:

Reinsurance Ceded
Deferred premiums:
Due Premiums:
Advance Premiums:

Coinsurance Allowances on Reinsurance Ceded
Deferred Premium
Due Premium
Advance Premium
Policy Loan Interest Due: Policy
Loan Interest Accrued: Policy
Loan Interest Unearned: Policy
Loan Beginning of Period:
+New Loans Paid in Cash:
+ New Loans to Cover Interest:
+New Loans to Pay Premiums:
- Loans Paid Off:
Policy Loans End of Period:
Policy Loans Interest Paid in Cash:
Policy Loans Interest Added to Loan:

Total Policy Loan Interest:

EXHIBIT I

CUSTODIAL AGREEMENT